Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

March 2, 2010
Date of Report (Date of earliest event reported)

Freestone Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28753	33-0880427
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201
(Address of Principal Executive Offices)

214-880-4870
(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01   Change in Registrant's Certifying Accountant.

Turner Stone & Company, LLP was dismissed on March 2, 2010, as Freestone Resources, Inc.’s independent auditors after auditing Freestone Resources, Inc’s financial statements for the year ended June 30, 2009, only.  The decision to change accountants was approved by the Board of Directors.  Turner Stone & Company, LLP's report on Freestone Resources, Inc.'s financial statements as of and for the year ended June 30, 2009, did not contain any adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.  However, their report contained an explanatory paragraph disclosing the uncertainty regarding the ability of the Company to continue as a going concern.

During the most recent fiscal year ending June 30, 2009, and the subsequent interim period through March 2, 2010, there were no disagreements with Turner Stone & Company, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Turner Stone & Company, LLP would have caused Turner Stone & Company, LLP to make reference to the matter in their report.  However, Turner, Stone & Company, LLP did issue a letter dated October 28, 2009, informing us of significant deficiencies in our internal controls that were collectively considered a material weakness, and that our internal controls necessary to develop reliable financial statements do not exist, which we consider a reportable event under Regulation S-K, Item 304 (a)(1)(v)(A).  Turner, Stone & Company, LLP, in planning and the performance of their audit of the Company’s financial statements for the fiscal year ended June 30, 2009, considered the Company’s Internal Control over financial reporting as a basis for their audit procedure for the purpose of expressing their opinion on the Company’s consolidated financial statements, have identified, in their view, several deficiencies in internal control related to the reporting process that it considers to be significant deficiencies and, collectively, a material weakness. Freestone Resources, Inc. has requested Turner Stone & Company, LLP furnish it a letter addressed to the Commission stating whether it agrees with the above statements.  A copy of the Turner Stone & Company, LLP letter is filed as Exhibit 16.1 to the Company’s Form 8-K filed with the SEC on May 7, 2010.

Also, pursuant to Regulation S-K, Item 304 (a)(1)(v)(2) (A) & (B), we consulted Turner Stone & Company, LLP, regarding the Company’s internal control over financial reporting and the several significant deficiencies therein collectively considered a material weakness by Turner Stone & Company, LLP, whose written views were filed as Exhibit 16.2 to the Company’s Form 8-K filed with the SEC on March 9, 2010; (C),  we also consulted with The Hall Group, CPA’s regarding these issues, and they did not have anything to add upon our consultations; and (D), we did request The Hall Group, CPA’s to review the disclosure required by Item 304 of Regulation S-K, provided them with an opportunity to furnish the registrant with a letter addressed to the SEC containing any new information, clarification of the registrant’s expression of its views, or the respects in which it does not agree with the statements made by the registrant in response to Item 304(a); The Hall Group, CPA’s did not have anything to add upon our consultations.

Further, pursuant to Regulation S-K, Item 304(a)(1)(iv), during the two most recent fiscal years and for any subsequent interim period preceding the dismissal of Turner Stone & Company, LLP, there were no disagreement(s) with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with this report.  Pursuant to Regulation S-K, Item 304 (iv) (A), there were no disagreements; (B), although there were no disagreements for the Board of Directors or audit or similar committee of the Board of Directors of the Company to discuss with the former accountant, the reportable event in the Company’s Internal Controls were discussed with the Company’s Board of Directors; and (C), the registrant has authorized Turner Stone & Company, LLP to respond fully to any inquiries of the successor accountant concerning the subject matter of the reportable event without limitation, although no disagreements did exist.

Freestone Resources, Inc.’s new accountant, The Hall Group, CPAs, was engaged on March 4, 2010, as Freestone Resources, Inc.'s principal accountant to audit the financial statements of Freestone Resources, Inc.  The decision to change accountants was approved by the Audit Committee of the Board of Directors and the full Board of Directors of Freestone Resources, Inc.

During the periods ending June 30, 2009, June 30, 2008, and the subsequent interim period through March 4, 2010, neither Freestone Resources, Inc. nor anyone on its behalf consulted with The Hall Group, CPAs regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Freestone Resources, Inc.'s financial statements, nor has The Hall Group, CPAs provided to Freestone Resources, Inc. a written report or oral advice regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-K with Freestone Resources, Inc.'s former accountant, Turner Stone & Company, LLP.

However, the Hall Group, CPAs did audit the financial statements of Earth Oil Services, Inc. for the period August 21, 2009, (inception) to September 24, 2009.  Freestone Resources, Inc. acquired Earth Oil Services, Inc. on September 24, 2009.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

16.1	Letter from Turner Stone & Company, LLP regarding change in certifying accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

May 7, 2010	By: /s/ Clayton Carter
Clayton Carter Chief Executive Officer